Exhibit 99

OMI Announces Delivery Schedule on Athenian and Arcadia Acquisitions; And Is Not Pursuing an Acquisition of or Merger with Stelmar

    STAMFORD, Conn.--(BUSINESS WIRE)--July 8, 2004--OMI Corporation (NYSE:OMM), a leading international provider of seaborne transportation services for crude and petroleum products, today announced an updated delivery schedule of vessels purchased from Athenian Sea Carriers, Ltd. and Arcadia Ship Management. Under these agreements, OMI will take delivery of a total of 14 vessels between July 2004 and June 2006. Specifically, the Athenian purchase agreement sets forth the transfer of four Suezmax tankers and one Handymax product carrier during July 2004. Additionally, seven Handymax product carriers are scheduled to deliver as follows: 1 vessel in the third quarter of 2004; two vessels in the first quarter of 2005, 1 vessel in the first quarter of 2006 and 3 vessels in the second quarter of 2006. Under the Arcadia purchase agreement, OMI will take delivery of two Suezmax tankers during August 2004.
    Also, OMI will take delivery of one 37,000 dwt Class 1A Ice Class vessel July 2004 (pursuant to a pre-existing order). This vessel will be time chartered under a profit-sharing agreement upon delivery of the vessel for a 5 year term.
    In addition, OMI announced that it is not pursuing an acquisition of or merger with Stelmar at this time. Craig Stevenson, Chairman and CEO of OMI said, "Given the significant and positive changes to OMI following our agreement to acquire 14 vessels from Athenian Sea Carriers, Ltd. and Arcadia Ship Management, together with our completed equity offerings, we do not believe pursuing a transaction with Stelmar at this time is in the best interests of our shareholders. In the near term, we will focus on integrating the Athenian and Arcadia acquisitions and the delivery of our previously ordered newbuildings."
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 36 vessels, primarily Suezmaxes and product carriers, aggregating 3.0 million deadweight tons. The Company currently has 23 of its vessels on time charter. OMI currently has on order five 37,000 and one 47,000 dwt ice class 1A product carriers (in addition to the 14 ships, six Suezmaxes, one product carrier and seven product carriers under construction, as set forth above). Two vessels are scheduled to be delivered in 2004, three in 2005 and the last in 2006.

    FORWARD-LOOKING INFORMATION

    This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Forward-looking statements may include the words "would", "believes," "anticipates" or similar expressions. Where OMI expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. All subsequent written and oral forward-looking statements attributable to persons acting on OMI's behalf are expressly qualified in their entirety by the cautionary statements. OMI disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

    CONTACT: OMI Corporation
             Robert Bugbee, 203-602-6700